PRESS RELEASE

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2005 FOURTH QUARTER AND FULL YEAR RESULTS

Net Revenues Increase 11% in 4th Quarter

Pro Forma Operating Income before Depreciation and Amortization(1) Increases 19% in 4th Quarter

Pro Forma Net Income(1) Increases 24% in 4th Quarter

Pro Forma Diluted EPS(1) Increases 32% in 4th Quarter To $0.25 From $0.19

Univision Network Beats ABC, CBS, NBC or FOX on 237 Nights in 2005 Among ALL Adults 18-34;

Adult 18-49 Primetime Audience Up 17% in 2005

Univision Radio Delivers Double-Digit Audience Share Growth in Los Angeles, Miami, Chicago,

San Antonio and Puerto Rico in Fall Book

LOS ANGELES, CA, March 2, 2006 — Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the fourth quarter and full year ended December 31, 2005. Operating income before depreciation and amortization(1), net income and diluted earnings per share in 2005 are presented on a pro forma basis(1) to exclude a cost reduction plan charge, a charge for payments to be made to Televisa under protest and a charge for the nontemporary decline in the fair value of certain investments (primarily related to the investment in Entravision Communications Corporation).  Univision met or exceeded 2005 fourth quarter and full year guidance as to net revenues, pro forma operating income before depreciation and amortization(1) and pro forma diluted earnings per share(1) and expects continued improvements in financial performance in 2006.

Consolidated fourth quarter 2005 net revenue increased 11% to $513.5 million (exceeding guidance of high single digit percentages) from $461.3 million in 2004.  Pro forma operating income before depreciation and amortization(1) increased 19% to $189.6 million in 2005 (exceeding guidance of low teen percentages) from $159.1 million in 2004.  Pro forma net income(1) increased 24% to $83.1 million in 2005 from $67.2 million in 2004 and pro forma diluted earnings per share(1) increased 32% to $0.25 in 2005 (exceeding guidance of $0.23 to $0.24) from $0.19 in 2004.

Consolidated full year 2005 net revenue increased 9% (meeting guidance of high single digits) to $1,952.5 million from $1,786.9 million in 2004.  Pro forma operating income before depreciation and amortization(1) increased 13% (exceeding guidance of low double digits) to $669.3 million in 2005 from $594.6 million in 2004.  Pro forma net income(1) increased 14% to $291.2 million in 2005 from $255.9 million in 2004 and pro forma diluted earnings per share(1) increased 18% to $0.85 in 2005 (exceeding guidance of $0.83 to $0.84) from $0.72 in 2004.

A. Jerrold Perenchio, Chairman and Chief Executive Officer, said, “Univision achieved record operating results in the fourth quarter and is in an unprecedented position to capitalize on its leading media assets.  Our

(1) See pages 6, 7, 8 and 9 for a reconciliation of non-GAAP (Generally Accepted Accounting Principles) terms and pro forma measures to the most directly comparable GAAP financial measure.

strong momentum and positive growth prospects, the scarcity value of our assets, favorable market conditions and increasing interest in Spanish-language media, led us to conclude that now was the right time to evaluate our options for maximizing shareholder value.”

Ray Rodriguez, President and Chief Operating Officer, said, “As we enter 2006, Univision and TeleFutura have joined the major broadcasters in Nielsen’s National Television Index.  Advertisers and media buyers can now clearly see that Univision not only consistently ranks as the fifth largest network in the country overall, but it frequently outdelivers ABC, CBS, NBC or FOX among young audiences, providing us with a powerful tool to attract marketers that had previously been slow to advertise in Spanish.  While our television business reached this important milestone, our radio business continued to grow, increasing share among key demographics in major markets, and our music and Internet divisions each remained solidly placed at the top of their respective industries.”

Andrew W. Hobson, Senior Executive Vice President, Chief Financial Officer and Chief Strategic Officer, said, “Univision achieved record operating results in the fourth quarter, with double digit net revenue and operating income before depreciation and amortization growth, once again outpacing industry growth rates.  We expect significant improvement in our operating leverage as a result of our recently completed cost reduction plan that will generate cost savings in excess of $50 million this year.  In addition, we expect continued strong operating performance in 2006 due to our competitive positioning, increased commitment by advertisers to Hispanic audiences and our upcoming World Cup coverage.”

The following tables set forth the Company’s unaudited financial performance for the three months and the years ended December 31, 2005 and 2004 by segment (in millions):

	Three Months Ended December 31,
	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization(2)
	2005	2004	Pro Forma 2005	2004

Television	$368.4	$324.8	$145.6	$127.4
Radio	91.5	84.1	38.9	30.9
Music	44.5	46.9	3.0	1.6
Internet	9.1	5.5	2.1	(0.8)
Consolidated	$513.5	$461.3	$189.6	$159.1

(2) See pages 6, 7, 8 and 9 for a reconciliation of non-GAAP (Generally Accepted Accounting Principles) terms and pro forma measures to the most directly comparable GAAP financial measure.

	Year Ended December 31,
	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization(3)
	2005	2004	Pro Forma 2005	2004

Television(4)	$1,360.7	$1,261.8	$495.3	$461.4
Radio	359.1	328.4	141.3	116.6
Music(5)	206.4	178.6	31.5	23.3
Internet	26.3	18.1	1.2	(6.7)
Consolidated	$1,952.5	$1,786.9	$669.3	$594.6

GUIDANCE

For the first quarter, Univision expects consolidated net revenues to increase by mid single digit percentages. Operating income before depreciation and amortization6 is expected to increase by low double digit percentages. Depreciation and amortization expense is expected to be approximately $24 million. Diluted earnings per share, as adjusted(6), is expected to be between $0.14 and $0.16 in 2006 compared to $0.13 in 2005.

This guidance reflects expected growth for the Company’s divisions, other than its music division, of high single digit percentage for net revenues, mid to high teens percentage for operating income before depreciation and amortization offset by declines in net revenues and operating income before depreciation and amortization at the Company’s music division. During the first quarter 2005, the Company’s music division enjoyed extraordinary financial results with revenue growth of 52% and operating income before depreciation and amortization growth of 125% (pro forma to include the effect of the variable interest entity in 20045). During the first quarter 2006, the Company does not expect this level of financial performance to continue.

(3)          See pages 6, 7, 8 and 9 for a reconciliation of non-GAAP (Generally Accepted Accounting Principles) terms and pro forma measures to the most directly comparable GAAP financial measure.

(4)          The Company began consolidating the variable interest entity WLII/WSUR, Inc. (“WLII/WSUR”) on March 31, 2004.  WLII/WSUR owns two television stations operating in Puerto Rico.  The Company acquired WLII/WSUR on June 30, 2005.  WLII/WSUR did not impact net income prior to its acquisition.  WLII/WSUR had net revenues of $59.8 and $46.1 million and operating income before depreciation and amortization of $12.4 and $10.5 million for the years ended December 31, 2005 and 2004, respectively.

(5)          The Company began consolidating the variable interest entity Disa Records (“Disa”) on March 31, 2004.  Disa is a music recording and publishing company in Mexico.  Disa had net revenues of $76.5 and $50.9 million and operating income before depreciation and amortization of $19.3 million and $9.8 million for the years ended December 31, 2005 and 2004, respectively.

(6)          The guidance excludes the impact of adopting SFAS No. 123R “Accounting For Stock-Based Compensation” on January 1, 2006, which is estimated to reduce operating income before depreciation and amortization by $12.3 million, net income by $7.4 million and diluted earnings per share by $0.02 for the full year. Guidance also excludes Televisa litigation costs and costs related to exploring strategic alternatives, which are estimated to reduce operating income before depreciation and amortization by $2.0 million and net income by $1.2 million, for the three months ended March 31, 2006.

TELEVISION HIGHLIGHTS

Univision Network

The following table sets forth total audience (Hispanic and non-Hispanic) and growth for the full year 2005 as compared to the full year 2004, of the country’s leading broadcast networks.

	Total U.S. Primetime Audience Statistics
	Full Year 2005		Full Year 2005
	18-34 Avg. Audience (000)	18-34 Growth 2005 vs 2004	18-49 Avg. Audience (000)	18-49 Growth 2005 vs 2004

Univision	1,297	+23%	2,012	+17%

ABC	1,729	+10%	4,252	+11%
CBS	1,627	-1%	4,495	-1%
FOX	2,191	+2%	4,514	+4%
NBC	1,518	-29%	3,758	-25%
Big ‘4’ Weighted Avg.	1,732	-7%	4,234	-5%

UPN	878	+5%	1,645	-1%
WB	801	-14%	1,539	-10%
Top 6 English-Language Weighted Avg.	1,534	-6%	3,649	-5%

Source:  NTI, NHTI  (12/27/04-12/25/05) vs (12/29/03-12/26/04).  Based on network programming hours.

Univision primetime defined as M-Su 7p-11p.  English-language Broadcast Networks primetime defined as M-Sa 8-11p, Su 7-11p.

In 2005, the Univision Network attracted the largest Adult 18-49 and 18-34 primetime and total day audiences in its history and was the fastest-growing broadcast network in primetime among Adults 18-34. On nearly two out of every three nights of the year (237 nights), Univision ranked among the top four networks in any language by attracting more total Adult viewers 18-34 than ABC, CBS, NBC or FOX. Univision was the #1 network in the country in primetime on 55 nights, #2 on 63 nights, #3 on 52 nights and #4 on 67 nights in 2005 among all Adults 18-34 (Hispanic and non-Hispanic). Among all Adults 18-24, Univision ranked as the #2 network in the country in 2005.

In the fourth quarter, the Univision Network was the #5 network overall in primetime among all Adults 18-34 and 18-49. Over the course of the quarter, Univision increased both its Adult 18-49 and 18-34 primetime viewership by 8%, while the ABC, CBS, NBC, FOX, WB and UPN all experienced audience declines.

Locally, Univision stations were ranked as the #1 station in any language during the November Sweeps, attracting more total Adult 18-34 viewers in primetime in Los Angeles, Houston, Dallas, Sacramento, Fresno and Bakersfield, and in total day in Los Angeles, Houston, Dallas, San Antonio, Phoenix, Sacramento, Fresno, Austin and Bakersfield.

TeleFutura Network

For both the fourth quarter and all of 2005, the TeleFutura Network was the #2 Spanish-language network, behind only Univision, in early morning, daytime and weekend daytime among Hispanic Adults 18-49 and 18-34. Additionally, in the fourth quarter, TeleFutura tied for the #2 spot with Telemundo in weekend primetime among Hispanic Adults 18-34.  TeleFutura’s nightly sports program “Contacto Deportivo” bolstered its position as the #1 nightly sports program in the quarter among Hispanics, increasing its Hispanic Adult 18-49 and 18-34 audiences 21% and 27%, respectively, compared to the same quarter last year.

Galavisión Network

The Galavisión Network attracted record high primetime and total day audience levels in the 2005 fourth quarter, drawing more Hispanic Adults 18-49 and 18-34 than in any other quarter in its history.  The #1 cable network among Hispanics continued to expand its lead, increasing both its Hispanic Adult 18-49 and 18-34 primetime audiences by 49% compared to fourth quarter 2004. In total day, Galavisión increased its Hispanic Adult 18-49 audience by 20% and its Adult 18-34 audience by 26%.

RADIO HIGHLIGHTS

Univision Radio’s net revenue grew 9% in the fourth quarter, significantly out-performing the industry, as a whole, which declined 3% as reported by the Radio Advertising Bureau.  In the Arbitron Fall 2005 book, Univision Radio’s outstanding programming and effective cross promotion with Univision’s local television stations resulted in audience share growth among Adults 18-34 and Adults 25-54 in several markets, including Los Angeles, Miami, Chicago, San Antonio, and Puerto Rico.  In Los Angeles, KLVE and KSCA continued to increase audience share over the same book last year, ranking as the #1 and #2 (tied) stations in the market, respectively, among all Adults 25-54 (Hispanic and Non-Hispanic).  In Miami, the audience share of our cluster increased 23% among Adults 18-34 and 17% among Adults 25-54, over the Arbitron Fall 2004 book, with WAMR ranking as the #1 Hispanic-targeted station in both demographics.  Univision Radio stations in Chicago gained rank and share, with Adults 18-34 share growing 52% and Adults 25-54 share grew 21%, compared to Fall 2004.  Univision Radio San Antonio and Puerto Rico stations also grew significantly, posting audience share growth across all key demographics.

MUSIC HIGHLIGHTS

Univision Music Group ended 2005 in a position of strength, increasing sales 15.6% over the previous year.  In the 2005 fourth quarter, Univision Music Group continued to hold the #1 spot in the U.S. Latin music industry, with its three labels accounting for an average of 37 of the top 100 album titles sold, according to the Nielsen Soundscan. Univision Music Group artists received an impressive 37 nominations for Premio Lo Nuestro 2006, and took home a total of 7 awards at the show last week.

INTERNET HIGHLIGHTS

For the third consecutive quarter in its history, Univision.com achieved positive operating results for the fourth quarter. Univision.com increased its page impressions 40% and unique visits 41% in the 2005 fourth quarter, compared to the fourth quarter last year.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Thursday, March 2, 2006, at 4:30 p.m. ET/1:30 p.m. PT. The call can be accessed by dialing (913) 981-4900 or via webcast at www.univision.net. The webcast will be available for one year. The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 4950481.

PRESS RELEASE               UNIVISION COMMUNICATIONS INC.

ABOUT UNIVISION

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 86% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 69 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, La Calle and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 14.9% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; failure to implement the cost reduction plan and accurately estimate the expense and future costs savings associated with the plan; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; unanticipated interruptions in our broadcasting for any reason, including acts of terrorism; write-downs of the carrying value of assets due to impairment; and failure to achieve profitability, growth or anticipated cash flows from acquisitions. Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission. Univision assumes no obligation to update forward-looking information contained in this press release.

RECONCILIATION OF PRO FORMA OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION, PRO FORMA NET INCOME AND PRO FORMA DILUTED EARNINGS PER SHARE

The Company uses the key indicator of pro forma operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations.  In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. This indicator is presented on a pro forma basis to exclude the cost reduction plan charge and a charge for payments to be made to Televisa under protest. Pro forma net income and pro forma diluted earnings per share are used by management to evaluate financial performance without the effect of the cost reduction plan charge, a charge for payments to be made to Televisa under protest and a charge for the nontemporary decline in the fair value of investments. These charges are not expected by management to occur in future periods and did not occur in 2004. Pro forma operating income before depreciation and amortization, pro forma net income and pro forma diluted earnings per share are not, and should not be used as, indicators of or alternatives to operating income, net income, diluted earnings per share or cash flow as reflected in the consolidated financial statements, they are not measures of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as substitutes for measures of performance prepared in accordance with GAAP.  Since the definition of pro forma operating income before depreciation and amortization, pro forma net income and pro forma diluted earnings per share may vary among companies and industries they should not be used as measures of performance among companies.

The tables below set forth a reconciliation of pro forma operating income before depreciation and amortization to operating income for each segment and consolidated net income, which are the most directly comparable GAAP financial measures.  Also, information reconciling pro forma net income and pro forma diluted earnings per share to net income and diluted earnings per share, which are the most directly comparable GAAP financial measures, are presented for 2005.

Unaudited
In millions	Three Months Ended December 31, 2005
	Consolidated	Television	Radio	Music	Internet

Pro forma operating income before depreciation and amortization	$189.6	$145.6	$38.9	$3.0	$2.1
Depreciation and amortization	23.4	17.1	2.8	3.0	0.5
Cost reduction plan	30.3	30.0	0.1	—	0.2
Televisa payments under protest	6.0	6.0	—	—	—
Operating income	$129.9	$92.5	$36.0	$—	$1.4

Unaudited
In millions, except share and per share data	Three Months Ended December 31, 2005
	As Reported	Pro Forma Adjustments		Pro forma

Operating income	$129.9	$36.3	(7)	$166.2
Interest expense, net	23.6			23.6
Amortization of deferred financing cost	0.8			0.8
Stock dividend	(0.5)			(0.5)
Equity income in unconsolidated subsidiaries	(0.2)			(0.2)
Nontemporary decline in fair value of investment	33.6	33.6	(8)	—
Noncontrolling interests of variable interest entities	2.2			2.2
Income before taxes	70.4	69.9		140.3
Provision for income taxes	43.0	14.2		57.2
Net income	$27.4	$55.7		$83.1

Diluted earnings per share	$0.08	$0.17		$0.25
Weighted average common shares outstanding	334,665,430			334,665,430

(7)                                  In the fourth quarter of 2005, the Company incurred a charge of $30.3 million related to a cost reduction plan, which is expected to generate annual savings in excess of $50 million and a charge of $6.0 million for payments to be made to Televisa under protest.

(8)                                  In the fourth quarter and for the full year 2005, the Company incurred charges of $33.6 and $81.9 million, respectively, primarily related to nontemporary declines in the fair value of its investment in Entravision.  There was no corresponding tax benefit related to these charges.

Unaudited
In millions	Three Months Ended December 31, 2004
	Consolidated	Television	Radio	Music	Internet

Operating income (loss) before depreciation and amortization	$159.1	$127.4	$30.9	$1.6	$(0.8)
Depreciation and amortization	25.5	17.4	3.3	4.0	0.8
Operating income	133.6	$110.0	$27.6	$(2.4)	$(1.6)
Other (income) expense:
Interest expense, net	19.0
Stock dividend	(0.5)
Loss in unconsolidated subsidiaries/other	0.1
Amortization of deferred financing costs	0.8
Noncontrolling interest of variable interest entities	1.4
Provision for income taxes	45.6
Net income	$67.2

Unaudited
In millions	Year Ended December 31, 2005
	Consolidated	Television	Radio	Music	Internet

Pro forma operating income before depreciation and amortization	$669.3	$495.3	$141.3	$31.5	$1.2
Depreciation and amortization	93.2	66.9	11.6	12.9	1.8
Cost reduction plan	30.3	30.0	0.1	—	0.2
Televisa payments under protest	6.0	6.0	—	—	—
Operating income (loss)	$539.8	$392.4	$129.6	$18.6	$(0.8)

Unaudited
In millions, except share and per share data	Year Ended December 31, 2005
	As Reported	Pro Forma Adjustments		Pro forma

Operating income	$539.8	$36.3	(9)	$576.1
Interest expense	84.0			84.0
Amortization of deferred financing cost	3.3			3.3
Stock dividend	(1.8)			(1.8)
Equity income in unconsolidated subsidiaries/other	(0.9)			(0.9)
Nontemporary decline in fair value of investments	81.9	81.9	(10)	—
Noncontrolling interest of variable interest entities	4.1			4.1
Income before income taxes	369.2	118.2		487.4
Provision for income taxes	182.0	14.2		196.2
Net income	$187.2	$104.0		$291.2

Diluted earnings per share	$0.54	$0.30		$0.85
Weighted average common shares outstanding	344,445,842			344,445,842

(9)

In the fourth quarter of 2005, the Company incurred a charge of $30.3 million related to a cost reduction plan, which is expected to generate annual savings in excess of $50 million and a charge of $6.0 million for payments to be made to Televisa under protest.

(10)

In the fourth quarter and for the full year 2005, the Company incurred charges of $33.6 and $81.9 million, respectively, primarily related to nontemporary declines in the fair value of its investment in Entravision. There was no corresponding tax benefit related to these charges.

Unaudited

	Year Ended December 31, 2004
In millions	Consolidated	Television	Radio	Music	Internet

Operating income (loss) before depreciation and amortization	$594.6	$461.4	$116.6	$23.3	$(6.7)
Depreciation and amortization	101.3	66.0	16.1	15.4	3.8
Operating income (loss)	493.3	$395.4	$100.5	$7.9	$(10.5)
Other (income) expense:
Interest expense, net	66.1
Loss on extinguishment of debt	0.5
Stock dividend	(6.5)
Loss in unconsolidated subsidiaries/ other	1.9
Amortization of deferred financing costs	3.5
Noncontrolling interest in variable interest entities	7.3
Provision for income taxes	164.6
Net income	$255.9

RECONCILIATION OF DILUTED EARNINGS PER SHARE, AS ADJUSTED, TO DILUTED EARNINGS PER SHARE RELATED TO THE FIRST QUARTER 2006 GUIDANCE

For comparison purposes, the Company is using the term diluted earnings per share as adjusted to exclude the charge relating to stock compensation expense due to the adoption in 2006 of SFAS No. 123R “Accounting For Stock-Based Compensation”, Televisa litigation costs and costs related to exploring strategic alternatives.

Three Months Ended March 31, 2006

Diluted earnings per share, as adjusted	$0.14 - 0.16
Stock compensation expense	—
Televisa litigation costs and costs related to exploring strategic alternatives	—
Diluted earnings per share	$ 0.14 - 0.16

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

 (In millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005(11)	2004	2005(11)	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net revenues:
Television, radio and Internet services	$469.0	$414.4	$1,746.1	$1,608.3
Music products and publishing	44.5	46.9	206.4	178.6
Total net revenues	513.5	461.3	1,952.5	1,786.9

Direct operating expenses of television, radio and Internet services	163.1	139.5	614.6	561.2
Direct operating expenses of music products and publishing	23.5	29.6	115.3	102.3
Total direct operating expenses (excluding depreciation and amortization)	186.6	169.1	729.9	663.5
Selling, general and administrative expenses (excluding depreciation and amortization)	143.3	133.1	559.3	528.8
Cost reduction plan	30.3	—	30.3	—
Depreciation and amortization	23.4	25.5	93.2	101.3
Operating expenses	383.6	327.7	1,412.7	1,293.6
Operating income	129.9	133.6	539.8	493.3
Other expense (income):
Interest expense, net	23.6	19.0	84.0	66.1

Loss on extinguishment of debt	—	—	—	0.5
Amortization of deferred financing costs	0.8	0.8	3.3	3.5
Stock dividend	(0.5)	(0.5)	(1.8)	(6.5)
Equity (income) loss in unconsolidated subsidiaries/other	(0.2)	0.1	(0.9)	1.9
Nontemporary decline in fair value of investments	33.6	—	81.9	—
Noncontrolling interest of variable interest entities	2.2	1.4	4.1	7.3
Income before income taxes	70.4	112.8	369.2	420.5
Provision for income taxes	43.0	45.6	182.0	164.6
Net income	$27.4	$67.2	$187.2	$255.9

Net income per common share:
Basic	$0.09	$0.21	$0.59	$0.79
Diluted	$0.08	$0.19	$0.54	$0.72

Weighted average common shares outstanding:
Basic	305,393,588	323,233,292	315,223,555	322,742,581
Diluted	334,665,430	353,048,716	344,445,842	353,019,601

(11)                            The 2005 financial information includes the cost reduction plan charge, the charge for Televisa payments to be made and a charge for nontemporary decline in the fair value of investments.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share data)

	December 31, 2005	December 31, 2004(12)
ASSETS
Current assets:
Cash and cash equivalents	$99.4	$189.9
Accounts receivable, net	395.5	331.8
Program rights	29.9	34.4
Income taxes	3.2	—
Deferred tax assets	23.1	21.5
Prepaid expenses and other	82.5	60.9
Total current assets	633.6	638.5

Property and equipment, net	563.9	551.1
Intangible assets, net	4,271.6	4,283.0
Goodwill	2,231.2	2,199.2
Deferred financing costs, net	7.1	10.4
Program rights	26.0	36.9
Investments in equity method investees	54.6	63.9
Investments in cost method investees	299.8	371.0
Other assets	40.5	73.1
Total assets	$8,128.3	$8,227.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$283.5	$229.5
Income taxes	—	2.2
Accrued interest	25.7	23.1
Accrued license fees	20.5	13.6
Program rights obligations	15.8	18.3
Current portion of long-term debt and capital lease obligations	564.0	4.8
Total current liabilities	909.5	291.5

Long-term debt	935.5	1,190.4
Capital lease obligations	33.8	37.3
Program rights obligations	20.9	30.9
Deferred tax liabilities	1,019.8	961.1
Other long-term liabilities	60.0	68.8
Total liabilities	2,979.5	2,580.0

Noncontrolling interest of variable interest entities	57.9	259.4

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,040,000,000 shares authorized; 304,982,531 shares issued and outstanding in 2005 and 324,349,028 shares issued and 323,331,848 shares outstanding in 2004	3.0	3.2
Paid-in-capital	4,133.9	4,640.6
Deferred compensation	(1.3)	(1.8)
Retained earnings	956.5	769.3
Accumulated other comprehensive losses	(1.2)	(1.4)
	5,090.9	5,409.9
Treasury stock, at cost, 1,017,180 shares at December 31, 2004	—	(22.2)
Total stockholders’ equity	5,090.9	5,387.7
Total liabilities and stockholders’ equity	$8,128.3	$8,227.1

(12)                            Includes certain reclassifications to conform to the current year’s presentation.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	December 31,
	2005	2004

Net income	$187.2	$255.9
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	79.1	82.2
Amortization of intangible assets and deferred financing costs	17.4	22.7
Deferred income taxes	56.5	65.9
Stock dividend	(1.8)	(6.5)
Noncontrolling interest of variable interest entities	4.1	7.3
Equity (income) loss in unconsolidated subsidiaries	(0.9)	0.9
Nontemporary decline in fair value of investment	81.9	—
(Gain) loss on sale of property and equipment	(1.5)	0.7
Loss on extinguishment of debt	—	0.5
Other non-cash items	1.5	0.3
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(63.4)	(7.3)
Program rights	15.5	7.3
Prepaid expenses and other	(3.3)	(3.4)
Accounts payable and accrued liabilities	37.3	9.1
Income taxes	1.6	(4.6)
Income tax benefit from options exercised	4.2	5.0
Accrued interest	2.5	(0.1)
Accrued license fees	6.9	0.3
Program rights obligations	(12.4)	(3.4)
Other, net	2.8	(7.8)
Net cash provided by operating activities	415.2	425.0

Cash flow from investing activities:
Acquisitions, net of acquired cash	(220.7)	(128.7)
Capital expenditures	(102.6)	(120.1)
(Distributions to) contributions from Disa partner	(7.6)	0.5
Cash of variable interest entities	—	12.2
Proceeds from sale of property and equipment	5.2	6.4
Other, net	0.1	(1.4)
Net cash used in investing activities	(325.6)	(231.1)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	492.0	170.0
Repayment of long-term debt	(182.7)	(274.9)
Purchases of treasury shares	(500.0)	—
Proceeds from issuance of common stock	—	599.4
Repurchase of common stock	—	(599.4)
Exercise of stock options	10.6	24.5
Payment of offering costs	—	(0.1)
Deferred financing costs	—	(0.2)
Net cash used in financing activities	(180.1)	(80.7)

Net (decrease) increase in cash	(90.5)	113.2
Cash and cash equivalents, beginning of year	189.9	76.7

Cash and cash equivalents, end of year	$99.4	$189.9

Supplemental disclosure of cash flow information:
Interest paid	$71.5	$70.8
Income taxes paid	$117.0	$81.4